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                                                                    EXHIBIT 99.1

NEWS RELEASE

MEDIA CONTACTS                                  FINANCIAL ANALYST CONTACTS
Bill Blanning                                   William J. Ruehle
Broadcom                                        Broadcom
Corporate Communications                        VP & Chief Financial Officer
949-585-5555                                    949-450-8700
blanning@broadcom.com                           billr@broadcom.com

Chuck Mulloy                                    Doug Lusk
Intel Corporation                               Intel Corporation
Press Relations                                 Investor Relations
408-765-3484                                    408-765-1679
chuck.mulloy@intel.com                          doug.m.lusk@intel.com




                      INTEL AND BROADCOM SETTLE LITIGATION


SANTA CLARA and IRVINE, Calif. -- Nov. 21, 2000 -- Intel Corporation and Broadcom Corporation (Nasdaq: BRCM) today announced they have settled all claims against each other brought under Intel's trade secret lawsuit against Broadcom, filed in California Superior Court in March 2000, and under Broadcom's trade secret cross-complaint against Intel, filed in June 2000. Both companies expressed satisfaction with the terms of the settlement agreement, which are confidential.


ABOUT INTEL
Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom.

ABOUT BROADCOM
Broadcom Corporation is the leading provider of highly integrated silicon solutions that enable broadband digital transmission of voice, video, and data. Using proprietary technologies and advanced design methodologies, the company designs, develops and supplies integrated circuits for a number of the most significant broadband communications markets, including the markets for cable set-top boxes, cable modems, high-speed local, metropolitan and wide area networks, home networking, Voice over Internet Protocol (VoIP), carrier access, residential broadband gateways, direct broadcast satellite and terrestrial digital broadcast, optical networking, digital subscriber lines (DSL) and wireless communications. Broadcom is headquartered in Irvine, Calif., and may be contacted at 949-450-8700 or at www.broadcom.com.


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Intel(R) is a trademark of Intel Corporation in the United States and certain other countries. Broadcom(R) is a trademark of Broadcom Corporation in the United States and certain other countries.